[ARTICLE]       5
[LEGEND]
This schedule contains the Promissory Note dated November 25, 1996 in the amount of $425,000 from Advanced Environmental Systems, Inc. to Carylyn
K. Bell.


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAS BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT IN RELIANCE ON EXEMPTIONS UNDER THE 1933 ACT, AND UNDER APPLICABLE STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST THEREIN MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION
DOES NOT REQUIRE REGISTRATION OF THIS NOTE.

	PROMISSORY NOTE

U.S.$425,000 	NOVEMBER 25, 1996

	FOR VALUE RECEIVED, Advanced Environmental Systems, Inc., a New York corporation ("Maker"), having an address at 730 17th Street, Suite 712, Denver, Colorado 80202, promises to pay to Carylyn K. Bell (the "Payee") the principal sum of $425,000, together with (a) simple interest on the principal balance of this Promissory Note (the "Note") outstanding from time to time at the rate per annum equal to the Prime Rate charged from time to time by Key Bank Denver plus 2% and (b) a fee equal to 2.5% of the original principal amount and an additional fee of 2% of the principal amount, if any, outstanding at January 25, 1997 (collectively, the "Fees"). The principal of this Note, the Fees and interest on the unpaid principal balance of this Note outstanding from time to time shall be due and payable on March 25, 1997; provided, however, that Maker shall pay to Payee within three business days of its receipt thereof, any portion or all of the Tax Refunds received by it to be applied first to the principal and then to the Fees and interest then due and payable hereunder.

This Note is made pursuant to the provisions of a Loan Agreement dated of even date herewith by and between Maker and Payee, as it may be amended from time to time (the "Loan Agreement"), and is secured by the Collateral and a Guaranty. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement. This Note is not negotiable.

Except as expressly provided to the contrary in the Loan Agreement, Maker waives presentment, demand, dishonor, protest, notice of protest, diligence and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance,default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of Maker.

The occurrence of any of the following events shall constitute an "Event of Default" under this Note:

    (a) The failure by Maker to pay, within five days of the due date therefor, any of the principal, the Fees or accrued interest due under this Note; or

   (b)  If Maker (i) makes a general assignment for the benefit of creditors,
(ii) is adjudicated a bankrupt,(iii) files a voluntary petition in bankruptcy, (iv)takes advantage, as against its creditors, of any bankruptcy law, (v) has a petition or proceeding filed against it under any provision of any bankruptcy or insolvency law, which petition or proceeding is not dismissed within sixty days after the date of the commencement thereof, (vi) has a receiver, liquidator, trustee, custodian, conservator, sequestrator or other such person appointed by any court to take charge of its affairs or assets or business and such appointment is not vacated or discharged within sixty days thereof, (vii) any liquidation, dissolution or winding up of the business of Maker, (viii) any sale (whether voluntary or involuntary, or whether in one transaction or a series of transactions) of all or substantially all of the assets of Maker, or (ix) takes any action in furtherance of any of the foregoing (collectively, an "Insolvency Proceeding").

   (c) If an event of default which is not cured within any applicable cure period occurs pursuant to the Security Agreement.

	If any Event of Default shall occur:

   (a) The entire unpaid principal balance of the Note, together with any Fees and accrued interest thereon, shall be immediately due and payable (the "Acceleration");

  (b) Payee shall have the right to commence collection proceedings against Maker and/or proceed under the Collateral; and

  (c) From and after Acceleration, interest shall accrue at a default rate of interest equal to 18% per annum.

If any payment under this Note falls due on a Saturday, Sunday or public holiday, the payment shall be payable on the next business day.

Maker may prepay all or part of the outstanding principal of this Note at any time or times after the date hereof without penalty or premium of any kind.

Any notice or other communication given hereunder shall be given as provided in the Loan Agreement.

This Note and its validity, construction and performance shall be governed in all respects by the laws of the State of Colorado.

This Note may not be amended or changed orally, but only by an agreement in writing executed by the parties hereto.

Maker shall pay all reasonable costs and fees, including attorneys' fees, of Payee in enforcing this Note.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed by an authorized officer as of the date written above.

					ADVANCED ENVIRONMENTAL SYSTEMS, INC.


						By:	/s/ Gary L. Schmitt
							Authorized Officer

ACCEPTED AND AGREED TO:

/s/Carylyn K. Bell
Carylyn K. Bell